Exhibit 99.1

NEWS RELEASE

RGC RESOURCES, INC.

Release Date:	November 12, 2013
Contact:	Paul W. Nester
Vice President and CFO
Telephone:	540-777-3837

RGC RESOURCES, INC.

ANNUAL AND FOURTH QUARTER FINANCIAL RESULTS

ROANOKE, Va. (November 12, 2013)—RGC Resources, Inc. (NASDAQ: RGCO) announced consolidated Company earnings of $4,262,052 or $0.91 per average share outstanding for the fiscal year ended September 30, 2013. This compares to consolidated earnings of $4,296,745 or $0.92 per average share outstanding for the year ended September 30, 2012. CFO Paul Nester attributed the slightly lower earnings to increased depreciation expense associated with the Company’s pipeline replacement program and higher operations and maintenance expenses, offset by improved utility margins.

The Company had a net loss of $100,911 or $0.02 per average share outstanding for the quarter ended September 30, 2013 compared to a loss of $73,772 or $0.02 per average share outstanding for the corresponding quarter ended September 30, 2012. The majority of the Company’s sales occur in the winter months and as a result, the Company’s fourth quarter normally reflects minor net losses.

RGC Resources, Inc. provides energy and related products and services to customers in Virginia through its operating subsidiaries Roanoke Gas Company, Diversified Energy Company and RGC Ventures of Virginia, Inc.

From time to time, the Company may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects, technological developments, new products, research and development activities and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements.

Summary financial statements for the fourth quarter and twelve months are as follows:

RGC Resources, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2013	2012	2013	2012
Revenues	$9,246,128	$9,330,542	$63,205,666	$58,799,687
Cost of sales	4,394,474	4,620,972	35,602,775	31,866,590

Gross margin	4,851,654	4,709,570	27,602,891	26,933,097
Other operating expenses, net	4,530,781	4,370,782	18,867,953	18,166,518
Interest expense	457,682	458,863	1,828,099	1,830,885

Income (loss) before income taxes	(136,809)	(120,075)	6,906,839	6,935,694
Income tax expense (benefit)	(35,898)	(46,303)	2,644,787	2,638,949

Net income (loss)	$(100,911)	$(73,772)	$4,262,052	$4,296,745

Net earnings per share of common stock:
Basic	$(0.02)	$(0.02)	$0.91	$0.92

Diluted	$(0.02)	$(0.02)	$0.91	$0.92

Cash dividends per common share	$0.180	$0.175	$1.720	$0.700

Weighted average number of common shares outstanding:
Basic	4,708,635	4,666,370	4,698,727	4,647,439
Diluted	4,708,635	4,666,370	4,698,766	4,650,949

Condensed Consolidated Balance Sheets

(Unaudited)

	September 30,
Assets	2013	2012
Current assets	$22,208,036	$30,247,314
Total property, plant and equipment, net	97,736,549	90,830,092
Other assets	4,582,116	8,678,932

Total Assets	$124,526,701	$129,756,338

Liabilities and Stockholders’ Equity
Current liabilities	$29,456,989	$29,542,395
Long-term debt	13,000,000	13,000,000
Deferred credits and other liabilities	32,567,290	36,531,013

Total Liabilities	75,024,279	79,073,408
Stockholders’ Equity	49,502,422	50,682,930

Total Liabilities and Stockholders’ Equity	$124,526,701	$129,756,338